Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT,

by and among

GRYPHICS, INC.,

as Seller,

CASCADE MICROTECH, INC.,

as the Parent,

R&D SOCKETS, INC.,

as Buyer,

and R&D CIRCUITS HOLDINGS LLC

as Buyer Affiliate

Dated as of September 22, 2011

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 22, 2011, by and among Gryphics, Inc., a Minnesota corporation (the “Seller”), Cascade Microtech, Inc., an Oregon corporation (the “Parent”), R&D Sockets, Inc., a Delaware corporation (the “Buyer”) and R&D Circuit Holdings LLC, a Delaware limited liability company ( the “Buyer Affiliate”)

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of designing, manufacturing and selling a range of high performance socket products used for final production and evaluation testing of packaged semiconductor integrated circuits; and

WHEREAS, the Buyer desires to purchase substantially all of the assets of the Seller, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS.

As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Accounts Receivable” shall mean all accounts and notes receivable of the Seller existing on the Closing Date.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement on Licenses” shall mean the Agreement on Licenses by and between the Parent and the Buyer in the form attached hereto as Exhibit A.

“Allocation Statement” shall have the meaning set forth in Section 10.1.

“Assigned Contracts” shall mean the Seller’s rights in, to and under the Contracts and the Parent’s rights in, to and under the Office Lease.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.5.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4(a).

“Business” shall mean each and all of the business activities and operations of the Seller prior to the Closing Date.

“Business Day” shall mean days other than Saturdays, Sundays and other legal holidays or days on which the banks in New York, New York are closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 11.2.

“Buyer Losses” shall have the meaning set forth in Section 11.2.

“Cash Purchase Price” shall have the meaning set forth in Section 3.1.

“Closing” shall have the meaning set forth in Article IV.

“Closing Date” shall have the meaning set forth in Article IV.

“COBRA” means the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all contracts, agreements, indentures, loan agreements, security agreements, commitments, partnership or joint venture agreements, license agreements, service contracts, employment, commission, and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, Equipment and Machinery leases, contracts or commitments limiting or restraining the Seller with respect to the Business from engaging or competing in any lines of business or with any person, firm or corporation, documents granting the power of attorney with respect to the affairs of the Seller, agreements not made in the ordinary course of business of the Business, options to purchase any assets or property rights of the Business, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Seller is a party and which are related to the operation of the Business, but excluding Plans.

“Deferred Cash Payment” shall have the meaning set forth in Section 3.1.

“Employment and Labor Agreements” shall have the meaning set forth in Section 5.22(a).

“Environmental Laws” shall mean all applicable laws, statutes, regulations, directives, treaties and other measures, judgments and decisions of any court or tribunal which are legally binding and in force as at the date of this Agreement insofar as they relate to or apply to the environment.

“Equipment and Machinery” shall mean (i) all of the equipment, machinery, furniture, computers, laptops, servers and related hardware, facsimile machines, duplicating machines, fixtures and improvements, supplies, tangible property and vehicles owned or leased by the Seller on the Closing Date (including, without limitation, all such items as set forth on the June 2011 Balance Sheet with additions thereto (net of dispositions and Retained Assets)) in the ordinary course of business), (ii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and the Seller of the aforesaid items and (iii) any related claims, credits, rights of recovery and set-off with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.18(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4(b).

“Files and Records” shall mean all files and records, whether in hard copy, electronic or magnetic format or otherwise, of the Seller specifically relating to the Business or the Purchased Property, including, without limitation, the following types of files and records specifically relating to the Business: customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, trade secrets and customer specifications and all files relating to Transferred Employees, correspondence with federal, state and local governmental agencies relating to the operation of the Business and related files and records of the Seller.

“Financial Statements” shall have the meaning set forth in Section 5.6.

“Fundamental Representations and Warranties” shall mean the representations and warranties of (a) the Seller set forth in Section 5.1 (Corporate Organization), Section 5.3 (Authorization and Enforceability) and in clauses (b)(2) and (b)(ii) of Section 5.12 (Intellectual Property) and (b) of the Parent set forth in Section 6.1 (Authorization and Enforceability).

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby.

“Governmental Entity” shall mean any agency, division, subdivision, audit group or procuring office of the government of the United States, any state of the United States or any local or foreign government, and any department, agency, board, commission, bureau or instrumentality of any of the foregoing, including the employees or agents thereof.

“Gryphics Copyrights” shall mean all registered and unregistered copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights owned by Seller in any jurisdiction.

“Gryphics Patents” shall mean all domestic and foreign letters patent, provisional and nonprovisional patent applications and equivalent U.S. and foreign patents, reissued and reexamined patents, and U.S. and foreign patents that are owned by or may issue to Seller based on such applications, including all rights to claim priority, and any inventions for which Seller has the right to apply for patent, including any continuations, continuations-in-part, divisionals or foreign counterparts of such applications, and any reissued and reexamined patents that may result from such patents, as well as patent and know-how licenses owned by Seller.

“Gryphics Technology” shall mean all know-how, trade secrets and other technology rights owned by Seller and related exclusively to Seller, and all documentary evidence thereof, including but not limited to process transfer support sufficient to replicate Seller’s current capability to manufacture and to qualify the manufacturing of housings and other products currently manufactured by Seller and all material details, equipment recipes and parameters, tolerance process controls, and training on all applicable process techniques.

“Hazardous Materials” shall have the meaning set forth in Section 5.23.

“Health and Safety Laws” means all applicable laws, statutes, regulations, treaties and other measures, judgments and decisions of any court or tribunal which are legally binding and in force as at the date of this Agreement insofar as they relate to the protection of humans against risks to health and safety arising from work activities or from premises occupied for work activities.

“Independent Accounting Firm” shall mean Deloitte & Touche LLP, or if such accounting firm refuses the assignment, such other nationally recognized firm of independent certified public accountants mutually acceptable to the Buyer and the Seller.

“Initial Cash Payment” shall have the meaning set forth in Section 3.1.

“Intangible Assets” shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Seller to proceeds of any insurance policies and all claims on the part of the Seller for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with the Business and all goodwill of the Seller relating to the Business.

“Intellectual Property” shall mean all of the following that are owned, purported by the Seller to be owned, or used, or held for use in the operations of the Business or relate to the Purchased Property: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) the Gryphics Patents, inventions, discoveries, improvements, ideas, know-how, formulae, methodologies, processes, procedures, schematics, designs, drawings, Gryphics Technology and computer programs, software and databases (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) the Gryphics Copyrights; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“June 2011 Balance Sheet” shall have the meaning set forth in Section 5.6.

“Laboratory Agreement” shall mean the Laboratory and Transition Services Agreement by and between Parent and the Buyer in the form attached hereto as Exhibit B.

“Lease Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.5.

“Leased Property” shall have the meaning set forth in Section 5.10(b).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Listed Employees” shall have the meaning set forth in Section 9.1.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of the Seller.

“Material Contracts” shall have the meaning set forth in Section 5.16(a).

“Multiemployer Plan” shall have the meaning set forth in Section (3)(37) of ERISA.

“NLRB” shall have the meaning set forth in Section 5.22(b).

“Office Lease” means the Lease Agreement dated as of February 6, 2009, as amended by the First Amendment of Lease dated as of May 31, 2011, between the Parent, as tenant, and Minnesota Industrial Properties Limited Partnership, as landlord.

“Parent” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 5.13.

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures for which there are adequate accruals or reserves on the Balance Sheet; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent; and (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Governmental Entity.

“Plans” shall have the meaning set forth in Section 5.18(a).

“Proceeding” shall have the meaning set forth in Section 11.4.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Property” shall have the meaning set forth in Section 2.1(a).

“Real Property Leases” shall have the meaning set forth in Section 5.10(b).

“Registered IP” shall mean all Intellectual Property registered, filed or issued under the authority of, with or by any Governmental Entity or domain name registrar, including all patents, registered copyrights, registered trademarks and registered domain names, and all applications for any of the foregoing.

“Representation Termination Date” shall have the meaning set forth in Section 11.1.

“Restricted Period” shall have the meaning set forth in Section 8.1(a).

“Retained Assets” shall have the meaning set forth in Section 2.1(b).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 11.5.

“Seller Intellectual Property” shall mean all Intellectual Property (other than Retained Assets) in which the Seller has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Seller’s Knowledge” or terms of similar import shall mean to the knowledge of Jeff Killian, Shawn MacDonald, James Nias, Dan Maccoux or Deborah Bothwell.

“Specified Representations and Warranties” shall mean the representations and warranties of (a) the Seller set forth in Section 5.8 (Tax Matters) and Section 5.18 (Employee Plans).

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales,

use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not.

“Transaction Documents” shall mean this Agreement and the exhibits and schedules hereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

“Transferred Employees” shall have the meaning set forth in Section 9.1.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED PROPERTY.

Section 2.1 Transfer of Assets.

(a) Subject to the terms and conditions set forth herein, the Seller and, solely with respect to the Office Lease, the Parent, shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any Lien other than Permitted Liens, and the Buyer shall purchase and accept from the Seller and the Parent, on the Closing Date, all right, title and interest of the Parent in and to the Office Lease and the Seller in and to all of the assets, properties, rights and business, tangible and intangible, of every type and description, wherever located, used or employed primarily in connection with the Business as they exist or shall exist on the Closing Date (all of such assets, properties, rights and business being hereinafter collectively referred to as the “Purchased Property”), including without limitation:

(i)	the Accounts Receivable, Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Permits (but only to the extent such Permits may be transferred under applicable law), Real Property Leases and any prepaid expenses and other assets relating to the operations of the Seller on the Closing Date (including, without limitation, all such items as are set forth on the June 2011 Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business) and including all the tangible and intangible assets of the Seller used in the Business and related thereto;

(ii)	all of the Seller’s claims, refunds, causes of action, choses in action, rights of recovery and rights of setoff of any kind relating to the Business;

(iii)	the right to receive and retain mail relating to the Business, Accounts Receivable payments and other communications relating to the Business;

(iv)	the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

(v)	all advertising, marketing and promotional materials, studies, reports and all other printed or written materials;

(vi)	to the extent transferable, all telephone numbers (including without limitation, toll free numbers), fax numbers, Internet addresses and similar numbers or addresses;

(vii)	the name “Gryphics” and all variations and derivatives thereof; and

(viii)	all other assets, properties, and rights of every kind used in the Business, on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

(b) Notwithstanding anything herein to the contrary, the Purchased Property shall not include the following assets (the “Retained Assets”):

(i)	any cash and cash equivalent items, including without limitation, checking accounts, bank accounts, certificates of deposit, time deposits and securities of the Seller on or prior to the Closing Date;

(ii)	any minute books, stock books, Tax Returns, or other corporate documents of the Seller;

(iii)	tax refunds;

(iv)	any Contracts with respect to indebtedness for borrowed money or guarantees thereof;

(v)	the Plans;

(vi)	subject to Section 8.4, the names “Cascade,” “Cascade Microtech,” “cmicro” and all variations and derivatives thereof, and trademark and other intellectual property rights associated therewith;

(vii)	the rights which accrue or will accrue to Seller or its Affiliates pursuant to the Transaction Documents; and

(viii)	the assets set forth on Schedule 2.1(b).

(c) For the avoidance of doubt, to the extent any Agreement listed on Schedule 5.16(a)(vii) included within the Assigned Contracts reflects rights of the Parent or references products of the Parent in addition to rights of the Seller and products of the Seller, the assignment of the Assigned Contracts is intended to convey only the rights of Seller and with respect to the products of Seller and shall constitute no conveyance with respect to the rights of the Parent and the products of the Parent.

Section 2.2 Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance satisfactory in form and substance satisfactory to counsel for the Buyer and counsel for the Seller.

Section 2.3 Subsequent Documentation. The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Seller (provided that Buyer shall be solely responsible for any filing or other third party fees), do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may reasonably be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other items of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise (subject to Article XI hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 2.4 Assumed Liabilities and Excluded Liabilities.

(a) Assumption of Liabilities. As additional consideration for the Purchased Property, from and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due (i) all ordinary course accounts payable of Seller, including commissions payable to the Seller’s third party sales representatives, and (ii) all obligations of the Seller and, in the case of the Office Lease, the Parent, arising from and after the Closing pursuant to the terms of Assigned Contracts (other than liabilities relating to any breach or default of any Contract prior to the Closing Date) (collectively, the “Assumed Liabilities”).

(b) Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, the Seller shall be responsible for all of the liabilities and obligations not hereby expressly assumed by the Buyer and the Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller except as specifically provided by

Section 2.4(a). Without limiting the generality of the foregoing, the Buyer shall not assume any of the following (the “Excluded Liabilities”):

(i)	any liability or obligation under Contracts or other agreements to which the Seller is a party or by or to which the Seller or its assets, properties or rights is bound or subject other than liabilities arising from and after the Closing pursuant to Assigned Contracts (other than, with respect to the Assigned Contract, liabilities relating to any breach or default of any Assigned Contract prior to the Closing Date);

(ii)	any liability or obligation of the Seller for indebtedness for borrowed money or any guarantee thereof;

(iii)	any liability or obligation arising out of (i) the conduct of the Business prior to the Closing Date (other than with respect to obligations under accounts payable as described in Section 2.4(a)(i)), or (ii) the employment by the Seller of any employees, whether before or after the Closing Date and whether or not such employees become Transferred Employees, or (iii) the retention by the Seller of any agents or contractors, whether before or after the Closing Date;

(iv)	any liability or obligation of the Seller owing to the Parent, subsidiary or Affiliate thereof;

(v)	any liabilities related to (i) income Taxes of the Seller, (ii) Taxes attributable to the transfer of the Purchased Property pursuant to this Agreement, (iii) all other Taxes attributable to periods (or portions thereof) ending on or prior to the Closing Date, and (iv) Taxes of any other Person pursuant to an agreement or otherwise;

(vi)	any liability arising under Environmental Laws or relating to Hazardous Materials that is attributable to or concerns any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, any liability or obligation with respect to the Release, handling, discharge, treatment, storage, generation, disposal, exposure to, or presence of Hazardous Materials;

(vii)	any liability or obligation of the Seller under any Plan or under any Employment and Labor Agreement;

(viii)	fees or expenses of the Seller incurred with respect to the transactions contemplated herein; and

(ix)	any liability or obligation arising out of or relating to any items on Schedule 2.4(b).

Section 2.5 Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all of its rights under the Assigned Contracts and Buyer shall assume all obligations of Seller arising from and after the Closing under the Assigned Contracts, by mutual delivery of an Assignment and Assumption Agreement substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”). At the Closing and effective as of the Closing Date, the Parent shall assign to the Buyer and the Buyer Affiliate all of its rights under the Office Lease and the Buyer shall assume all obligations of the Parent arising from and after the Closing under the Office Lease, by mutual delivery of an Assignment and Assumption of Office Lease substantially in the form of Exhibit D (the “Lease Assignment and Assumption Agreement”). Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Seller and the Parent shall (i) use their reasonable best efforts to obtain all necessary consents and to deliver all required notices, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Contracts, including enforcement for the benefit of the Buyer (and at the Buyer’s expense) of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit all such money without set-off of any kind whatsoever to the Buyer as promptly as possible.

ARTICLE III

PURCHASE PRICE.

Section 3.1 Purchase Price. The purchase price for the sale and transfer of the Purchased Property to be delivered at Closing by the Buyer to the Seller shall consist of (i) $550,000 in cash (the “Cash Purchase Price”), $525,000 of which (the “Initial Cash Payment”) shall be payable at Closing and $25,000 of which (the “Deferred Cash Payment”) shall be payable on or before September 23, 2012, and (ii) the assumption by the Buyer of the Assumed Liabilities (together with the Cash Purchase Price, the “Purchase Price”).

Section 3.2 Payment of Purchase Price. On the Closing Date, the Buyer shall (i) pay the Initial Cash Payment by wire transfer of immediately available funds to an account designated in writing by the Seller, and (ii) execute and deliver to the Seller the Assignment and Assumption Agreement and to the Parent the Lease Assignment and Assumption Agreement with respect to the Assumed Liabilities. On or before September 23, 2012, the Buyer shall pay the Deferred Cash Payment by wire transfer of immediately available funds to an account designated in writing by the Seller.

ARTICLE IV

CLOSING.

Section 4.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on September 23, 2011 (the “Closing Date”) at the offices of Duane Morris LLP, 30 S. 17th Street, Philadelphia, Pennsylvania 19103, unless another time, date or place is agreed to in writing by the Buyer and the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as otherwise set forth in the disclosure schedules to this Agreement (the “Schedules”) under the Schedule heading corresponding to the Section of this Article V to which such disclosure applies or any other Schedule to the extent the applicability of such disclosure to such other Schedules are reasonably apparent, the Seller hereby represents and warrants to the Buyer as follows:

Section 5.1 Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the certificate of incorporation and bylaws (or equivalent documents) of the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof. All of the issued and outstanding capital stock of the Seller is owned beneficially and of record by the Parent.

Section 5.2 Qualification to Do Business. Schedule 5.2 sets forth all jurisdictions in which the Seller is qualified to do business. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such qualification or good standing would not have a Material Adverse Effect.

Section 5.3 Authorization and Enforceability. The Seller has all requisite corporate power and authority to enter into the Transaction Documents to which the Seller is a party and to carry out its obligations thereunder. The execution and delivery of Transaction Documents and the performance of the Seller’s obligations thereunder have been duly authorized by all necessary corporate action by the Board of Directors and the Parent as the sole stockholder of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and constitutes valid and binding obligations, enforceable against the Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 5.4 No Conflict or Violation. The execution, delivery and performance by the Seller of the Transaction Documents does not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws (or equivalent documents) of the Seller, (b) materially violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, or (c) materially violate nor will result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Material Contract, nor will result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Permits.

Section 5.5 Consents and Approvals. Schedule 5.5 sets forth a true and complete list of each material consent, waiver, authorization, notice or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each material declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Seller or the performance by the Seller of its obligations thereunder, including, but not limited to, the sale, conveyance, transfer, assignment and delivery to the Buyer of the Purchased Property.

Section 5.6 Financial Statements. The unaudited balance sheet of the Seller as of December 31, 2010 and the unaudited balance sheet of the Seller as of June 30, 2011 (the “June 2011 Balance Sheet”) fairly present in all material respects the financial position of the Seller as of the dates thereof, and the related statement of income for the fiscal periods ended on such dates (collectively, the “Financial Statements”) fairly present in all material respects the results of operations of the Seller for the periods indicated. The Financial Statements (a) were prepared in accordance with GAAP, except as set forth in Schedule 5.6, (b) present fairly in all material respects the financial condition of the Business as of such dates, (c) are complete, correct and in accordance with the books of account and records of the Seller, (d) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes, and (e) reflect accurately all accrued costs and expenses of the Seller as related to the Business as of such dates, subject in each case to normal and recurring year-end adjustments and the absence of notes.

Section 5.7 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 5.7, since June 30, 2011, there has not been:

(i)	any adverse event or change in the business, operations, properties, assets, condition (financial or other) or prospects of the Business that has had or is reasonably likely to have a Material Adverse Effect, and no fact or condition exists and no event has occurred that would be reasonably likely to result in any such change;

(ii)	any material loss, damage, destruction or other casualty to the Purchased Property (whether or not insurance awards have been received or guaranteed); or

(iii)	any change in any method of accounting or accounting practice of the Seller.

(b) Since June 30, 2011, the Seller has operated the Business in the ordinary course of business and consistent with past practice and, except as set forth in Schedule 5.7 hereto, has not:

(i)	incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Seller except in the ordinary course of business consistent with past practice;

(ii)	failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than Permitted Liens;

(iii)	mortgaged, pledged or subjected to any Lien any of the Purchased Property, except for Permitted Liens;

(iv)	sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business;

(v)	disposed of, abandoned or exclusively licensed any patents, trademarks or copyrights or any patent, trademark, or copyright applications or registrations used in the operations of the Business;

(vi)	defaulted on any material obligation relating to the operations of the Business;

(vii)	entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice;

(viii)	written off as uncollectible any Accounts Receivable in excess of $5,000 from any customer;

(ix)	granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

(x)	made any capital expenditure in excess of $10,000, or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

(xi)	laid off any employees;

(xii)	incurred any obligation or liability for the payment of severance benefits; or

(xiii)	entered into any agreement or made any commitment to do any of the foregoing.

Section 5.8 Tax Matters. Except as set forth on Schedule 5.8, all Tax Returns required to be filed before the Closing Date in respect of the Seller have been (or will have been by the Closing Date) filed, and the Seller has (or will have by the Closing Date) paid all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed. All Taxes of the Seller have been paid or adequately provided for and the Seller knows of no proposed additional tax assessment against it. In addition, (i) the Seller has withheld and paid all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, (ii) none of the Purchased Property is subject to any Lien, and (iii) none of the Purchased Property is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

Section 5.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.9, the Seller does not have any indebtedness or liability required to be reflected on a balance sheet prepared in accordance with GAAP, absolute or contingent, which is not shown or provided for on the June 2011 Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since January 1, 2011 and which in any event are not material to the Seller or the Business. Except as shown in the June 2011 Balance Sheet or on Schedule 5.9, the Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

Section 5.10 Real Property. The Seller does not own any real property. Schedule 5.10 sets forth a list of all leases and subleases, together with all amendments thereto, with respect to all real properties in which the Seller has a leasehold interest, whether as lessor or lessee, and which is used in connection with the Business (each, a “Real Property Lease” and the property covered by Real Property Leases under which the Seller is a lessee is referred to herein as the “Leased Property”). Each Real Property Lease is valid, binding and enforceable against the Seller and, to the Seller’s Knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. The Seller has performed all material obligations required to be performed by it to date under, and is not in material default or materially delinquent in performance, status or any other respect (claimed or actual) in connection with, any

Real Property Lease. Except as set forth on Schedule 5.10, none of the Leased Property is subject to any encumbrance (other than Permitted Liens) or sublease, license or other agreement granting to any Person or entity other than the Seller any right to the use, occupancy or enjoyment of such property or any portion thereof.

Section 5.11 Equipment and Machinery. Schedule 5.11 sets forth a complete and correct list and brief description of each item of Equipment and Machinery having a book value or aggregate remaining lease cost exceeding $5,000. Except as set forth in Schedule 5.11, the Seller has good title, free and clear of all title defects and objections, Liens (other than Permitted Liens) to the Equipment and Machinery owned by it. None of the title defects, objections or Liens (if any) listed in Schedule 5.11 adversely affects the value of any of the items of Equipment and Machinery in a material manner or materially interferes with its use in the conduct of the Business. Except as set forth in Schedule 5.11, the Seller holds a valid leasehold interest in all of the Equipment and Machinery leased by it, in each case under valid and enforceable leases. The Seller is not in default with respect to any item of Equipment and Machinery leased by it, and to the Knowledge of Seller, no event has occurred that constitutes or with due notice or lapse of time would constitute a default under any lease thereof. The Equipment and Machinery is sufficient and adequate to carry on the Business as presently conducted, and, to the Seller’s Knowledge, all items thereof are in good operating condition and repair (ordinary wear and tear excepted).

Section 5.12 Intellectual Property.

(a) Schedule 5.12(a) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Schedule 5.12(a), the Seller owns or has the right to use and to convey to Buyer the ownership and right to use all the items listed on Schedule 5.12(a) together with all Intellectual Property of Seller.

(b) Except as set forth in Schedule 5.12(b), to the Knowledge of Seller, no Person is infringing, violating or misappropriating any Seller Intellectual Property. Except as set forth in Schedule 5.12(b), (1) to the Knowledge of Seller, neither the Seller nor the Seller Intellectual Property or use thereof infringes, misappropriates or violates, or has ever infringed, misappropriated or otherwise violated any intellectual property or other proprietary right of any other Person and (2) neither the Seller nor the Seller Intellectual Property or use thereof infringes, misappropriates or violates any intellectual property or other proprietary right of the Parent. Without limiting the generality of the foregoing:

(i)	to the Knowledge of Seller, no product, information or service ever manufactured, produced, distributed, published, provided or sold by or on behalf of the Seller, and no Intellectual Property ever owned, used or developed by the Seller, infringes, misappropriates or otherwise violates, or has ever infringed, misappropriated or otherwise violated any intellectual property or other proprietary right of any other Person;

(ii)	no product, information or service manufactured, produced, distributed, published, provided or sold by or on behalf of the Seller, and no Intellectual Property owned, used or developed by the Seller, infringes, misappropriates or otherwise violates any intellectual property or other proprietary right of the Parent;

(iii)	no infringement, misappropriation or similar claim or proceeding is pending or to the Knowledge of Seller, has been threatened against the Seller or, to the Knowledge of the Seller, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller with respect to such claim or proceeding;

(iv)	the Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property or other proprietary right of another Person;

(c) Except as set forth on Schedule 5.12(c), the Seller exclusively owns all right, title and interest in and to or holds a license pursuant to enforceable written agreement under all Seller Intellectual Property (other than Intellectual Property exclusively licensed to the Seller, as identified in Schedule 5.12(c) hereof) free and clear of any Liens (other than Permitted Liens), and has a license or other right to use all other Intellectual Property used in the conduct of the Business.

(d) Except as set forth on Schedule 5.12(d), to the Knowledge of Seller, all Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to the Knowledge of Seller:

(i)	each U.S. patent application and U.S. patent in which the Seller has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii)	each foreign patent application and foreign patent in which the Seller has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii)	no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Seller is confusingly similar to any registered trademark or trade name owned, used or applied for by any other Person;

(iv)	all filings, payments and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made by the applicable deadline;

(v)	no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Seller has been abandoned, allowed to lapse or rejected; and

(vi)	no interference, opposition, reissue, reexamination or similar proceeding is pending or, threatened, in which the scope, validity or enforceability of any Seller Intellectual Property is being or would reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement or any agreement contemplated hereby nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Seller Intellectual Property; (ii) the release, disclosure or delivery of any Seller Intellectual Property by or to any escrow agent or other Person (other than the Buyer and the Buyer Affiliate); or (iii) the grant, assignment or transfer to any other Person (other than the Buyer and the Buyer Affiliate) of any license or other right or interest under, to or in any of the Seller Intellectual Property.

Section 5.13 Permits and Governmental Approvals. The Seller possesses all material licenses, permits, franchises, authorizations, registrations and approvals by any Governmental Entity (the “Permits”) necessary to operate the Business as currently conducted, except where failure to possess a Permit would not have a Material Adverse Effect. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, limit, modify, terminate, suspend, impair, cancel, deny renewal, or declare such Permit invalid in any respect (and no condition or fact exists, which if left uncured, would lead to any of the foregoing). The Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted, and none of the operations of the Business are being conducted in a manner that materially violates any of the terms or conditions under which any Permit was granted. Except as set forth in Schedule 5.13, no such Permit will in any way be materially and adversely affected by, or terminate or lapse by reason of, the transactions contemplated by the Transaction Documents. The Seller has provided to the Buyer true, accurate and complete copies of all Permits.

Section 5.14 Compliance with Law. Except as set forth in Schedule 5.14, the operations of the Business are conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations. Except as set forth in Schedule 5.14, the Seller has not received written notice within the past three years of any violation of any such law, regulation, order or other legal requirement, and, to the Seller’s Knowledge, the Seller is not in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of its assets, properties or operations. This Section 5.14 shall not include any representation as to Environmental Laws or Health and Safety Laws, which are addressed solely in Section 5.23.

Section 5.15 Litigation. Except as set forth in Schedule 5.15, there are, within the past three years, no material claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Seller’s Knowledge, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, employees, agents or Affiliates involving, materially affecting or directly relating to the Business, the Purchased Property, the Plans or the transactions contemplated by the Transaction Documents. Schedule 5.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that materially affects or would materially affect the Business or the Purchased Property, or that would interfere with the transactions contemplated by the Transaction Documents.

Section 5.16 Material Contracts.

(a) Other than the Transaction Documents to which the Seller is a party or as described on Schedule 5.16, the Seller is not party to any of the following (whether written or oral) (collectively, the “Material Contracts”):

(i)	contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis providing for annual compensation in excess of $80,000 and which is not cancellable without material penalty or without more than 90 days’ notice;

(ii)	contract pursuant to which the Seller has advanced or loaned funds or agreed to advance or loan funds, to any other Person;

(iii)	contract or indenture relating to any indebtedness (other than contracts relating to trade receivables) or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of the Purchased Property;

(iv)	contract pursuant to which the Seller is the lessor of, or permits any third party to hold, occupy or operate, any real or personal property owned by the Seller or of which the Seller is a lessee;

(v)	contract or agreement with respect to services rendered or goods sold or leased to or from others including annual consideration in excess of $35,000, other than any customer purchase order accepted in the ordinary course of business and in accordance with the Seller’s past practice;

(vi)	contract limiting the ability of the Seller to compete in any line of business or business activities anywhere in the world;

(vii)	independent sales representative or distributorship agreement with respect to the Business;

(viii)	contract with a customer or supplier, whether or not in writing, relating to material changes in prices or allowances; or

(ix)	any other contract which is material to the Business or involves annual consideration in excess of $35,000.

(b) Each Material Contract is valid, binding and enforceable against the Seller, and to the Knowledge of Seller, the other parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Seller has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance or status in any material respect in connection with, any Material Contract, and to the Knowledge of Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Seller’s Knowledge, no other party to any Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Material Contracts.

Section 5.17 Receivables. Except as set forth in Schedule 5.17, all notes and accounts receivable payable to or for the benefit of the Business reflected on the June 2011 Balance Sheet, or acquired by the Seller after the date thereof and before the Closing Date have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established consistent with prior practice) carried (or to be carried) on the books of the Seller, and are not subject to any counterclaims or set-offs other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 5.18 Employee Plans.

(a) Schedule 5.18(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, each written or unwritten employment, consulting and severance agreement and each and every other material plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Seller (each, a “Plan”).

(b) Each Plan has been funded, maintained, administered and operated in all material respects in compliance with its terms and with the requirements prescribed by any and all laws, including, without limitation, ERISA and the Code, which are applicable to such Plans.

(c) No Plan currently, or in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its current or former ERISA Affiliates is or ever in the past six (6) years was a Multiemployer Plan, a plan described in Section 413 of the Code, a plan subject to Title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. The term “ERISA Affiliate” means any Person that, together with the Seller would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Section 5.19 Customers, Suppliers and Sales Representatives. Schedule 5.19 sets forth a complete and correct list of (a) the 20 largest customers by dollar volume of the aggregate net sales to such customers during fiscal year 2010 and the period from January 1, 2011 through June 30, 2011, and (b) the 20 largest suppliers by dollar volume of the Business and the aggregate dollar volume of purchases by the Business from such suppliers for such periods. Except as set forth in Schedule 5.19, none of such customers or suppliers has, to the Seller’s Knowledge, provided notice of such customer’s or supplier’s intent to terminate or change significantly its relationship with the Business. Schedule 5.19 sets forth a complete and correct list of all aged accounts payable liabilities of the Seller for commissions payable to the Seller’s third-party sales representatives as of August 31, 2011.

Section 5.20 Insurance. Schedule 5.20 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance currently insuring the Business and the Purchased Property. The insurance provided under such policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the operations of the Business as conducted on the date of this Agreement. The Seller has furnished a true, complete and accurate copy of all such policies and bonds to the Buyer. The Seller shall maintain the coverage under all policies and bonds listed in Schedule 5.20 in full force and effect through the Closing Date. The Seller is not in material default under any provisions of any such policy of insurance nor has received notice of cancellation of any such insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 5.21 Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 5.16, Schedule 5.21 or Schedule 5.22(a), (a) there have been no transactions between the Seller and any director, officer, employee, stockholder or other Affiliate of the Seller, (b) none of the officers, directors, employees or stockholders of the Seller, or any spouse or relative of any of such persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Seller or has competed with or been engaged in any business of the kind being conducted by the Business. No director, officer, employee, stockholder or other Affiliate of the Seller owns or has any rights in or to any of the assets, properties or rights used by the Business in the ordinary course of its business.

Section 5.22 Labor Matters.

(a) Except as set forth in Schedule 5.22(a): (i) the Seller is not party to any outstanding employment or consulting agreements or change in control or other contracts with officers or employees of the Business that are not terminable at will without payment of compensation beyond what is owed for services performed through the date of termination, or that require the payment of any bonus or commission; (ii) the Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); (iii) the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor, within the last three years have there been any organizational activities with respect to the employees of the Business not covered by a collective bargaining agreement nor does the Seller know of any pending or threatened activities or proceedings of any labor union to organize any such employees. The Seller has furnished to the Buyer complete and correct copies of all such agreements and all agreements set forth on Schedule 5.22 (“Employment and Labor Agreements”). The Seller has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

(b) Except as set forth in Schedule 5.22(b): (i) the Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”) or, to the Seller’s Knowledge, threatened, against the Seller brought by or on behalf of any of the Seller’s current or former employees or any current or former collective bargaining unit representing any current or former employees of the Seller; (iii) there is no labor strike, slowdown, work stoppage or lockout, pending or, to the Seller’s Knowledge, threatened against or affecting the Business, and the Seller has not experienced any strike, slow down or work stoppage, lockout or other collective labor action; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Business; (v) there are no charges with respect to or relating to the Seller or the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (vi) the Seller has not received any notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and no such investigation is in progress.

Section 5.23 Environmental and Safety Matters.

(a) The Seller has at all times within the last four years materially complied with all Environmental Laws and Health and Safety Laws that relate to or affect the Business or the Leased Property and, to the Seller’s Knowledge, there are no facts or circumstances which would now be a violation of or give liability under any Environmental Laws or Health and Safety Laws.

(b) To the Seller’s Knowledge, there are no current claims, prosecutions or other proceedings against or threatened against the Seller or any of its directors, officers or employees with regard to any actual or alleged material violation of any of the Permits, Environmental Laws or Health and Safety Laws.

(c) The Seller has within the last four years not received any enforcement, prohibition, stop, remediation, improvement or any other similar written notice from any enforcement authority, including the Environmental Protection Agency or the relevant local authority, with regard to any actual or alleged material violation of any Environmental Laws or Health and Safety Laws.

(d) In the last four years, the Seller has not given any warranties or indemnities in respect of, or has otherwise agreed to assume any liability, duty or obligation that arises under Environmental Laws or Health and Safety Laws.

Section 5.24 Broker’s and Finder’s Fees. Except as set forth on Schedule 5.24, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the Seller.

Section 5.25 Sufficiency of Purchased Property Assuming the Buyer hires and retains the employees of Seller, the Purchased Property, together with any property, plant and equipment made available to the Buyer under the terms of the Laboratory Agreement, will comprise sufficient tangible and intangible property for Buyer to operate the Business and to manufacture and sell products immediately after the Closing in substantially the same manner as Seller operated the Business and manufactured and sold products immediately prior to the Closing. To the Seller’s Knowledge, the Purchased Property (and all items thereof) is in good operating condition and repair (ordinary wear and tear excepted) and is suitable for its intended use.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT.

Except as otherwise set forth in the Schedules to this Agreement under the Schedule heading corresponding to the Section of this Article VI to which such disclosure applies, Parent hereby represents and warrants to the Buyer as follows:

Section 6.1 Authorization and Enforceability. The Parent has all requisite corporate power and authority to enter into the Transaction Documents to which the Parent is a party and to carry out its obligations thereunder. The execution and delivery of Transaction Documents and the performance of the Parent’s obligations thereunder have been duly authorized by all necessary action. This Agreement has been, and each of the other Transaction Documents will be, duly executed by the Parent and constitutes its valid and binding obligations, enforceable against the Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 6.2 No Conflict or Violation. The execution, delivery and performance by the Parent of the Transaction Documents to which Parent is a party does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent is a party or by which the Parent is bound or to which any of its properties or assets are subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Permits.

Section 6.3 Litigation. Except as set forth in Schedule 6.3, there are no material claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of the Seller, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Parent or any of its officers, directors, employees, agents or Affiliates involving, materially affecting or directly relating to the Business, the Purchased Property, the Plans or the transactions contemplated by the Transaction Documents. Schedule 6.3 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations.

Section 6.4 Broker’s and Finder’s Fees. Except as set forth on Schedule 6.4, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the Parent.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER AFFILIATE.

Except as otherwise set forth in the Schedules to this Agreement under the Schedule heading corresponding to the Section of this Article VII to which such disclosure applies, the Buyer and Buyer Affiliate hereby jointly and severally represent and warrant to the Seller as follows:

Section 7.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of formation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. The Buyer Affiliate is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of formation

Section 7.2 Authorization and Enforceability. Each of the Buyer and Buyer Affiliate has all requisite corporate or limited liability company power and authority, as applicable, to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of Transaction Documents and the performance of each of the Buyer’s and Buyer Affiliate’s obligations thereunder have been duly authorized by all necessary corporate or limited liability company action on the part of the Buyer and Buyer Affiliate, respectively, and no other corporate or limited liability company proceedings on the part of the Buyer or Buyer Affiliate, as applicable, are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Buyer and Buyer Affiliate and constitutes with respect to each, its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 7.3 No Conflict or Violation. The execution, delivery and performance by the Buyer and Buyer Affiliate of the Transaction Documents does not and will not (a) violate or conflict with any provision of the certificate of incorporation, bylaws, certificate of formation or operating agreement of the Buyer or Buyer Affiliate, as applicable, (b) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor (c) violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer or Buyer Affiliate is a party or by which the Buyer or Buyer Affiliate is bound or to which any of the Buyer’s or Buyer Affiliate’s properties or assets are subject.

Section 7.4 Consents and Approvals. Schedule 7.4 sets forth a true and complete list of each consent, waiver, authorization, notice or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Buyer or Buyer Affiliate or the performance by each of the Buyer and Buyer Affiliate of its respective obligations thereunder.

Section 7.5 Broker’s and Finder’s Fees. Except as set forth on Schedule 7.5, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the Buyer or Buyer Affiliate.

Section 7.6 Litigation. There are no claims, actions, suits, or proceedings pending or, threatened, against or by the Buyer, Buyer Affiliate, or any of their respective officers, directors, employees, agents or Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 7.7 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price.

ARTICLE VIII

COVENANTS OF THE SELLER, THE BUYER AND THE BUYER AFFILIATE.

The Seller covenants as follows:

Section 8.1 Covenant Not To Compete; Non-Solicitation.

(a) The Seller acknowledges that the agreements and covenants contained in this Section 8.1 are essential to protect the value of the Business being acquired by the Buyer. Therefore, the Seller agrees that for the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (such period is hereinafter referred to as the “Restricted Period”), the Seller shall not anywhere in the world participate or engage, directly or indirectly, for themselves or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, consultant, director, shareholder, partner, joint venturer, investor or otherwise, in the Business. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Seller does not directly or indirectly own 5% or more of any class of securities of such entity.

(b) The Seller further agrees that, during the Restricted Period, the Seller shall not, directly or indirectly, for its own account or for the account of any individual or other entity, encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, (i) any Person who was employed by, as agent of, or a service provider to, the Business to terminate (or, in the case of an agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with the Buyer, or (ii) any customer, supplier, licensee or other business relation (or any direct or indirect subsidiary of any such customer, supplier, licensee or other business relation) of the Business to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Buyer, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Buyer. Notwithstanding the foregoing, nothing in this Section 8.1(b) shall prevent Seller from hiring any employee of Buyer (i) who responds to a general solicitation of Seller that is not directed specifically to such employee or any employee or (ii) whose employment has been terminated by Buyer, or (iii) after 90 days from the date such employee terminates such employee’s employment with Buyer.

(c) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 8.1(a) and Section 8.1(b) hereof will be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. The Seller hereby acknowledges that Seller’s Business is conducted worldwide. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine. The Buyer, the Seller and the Parent agree that the amount of the Purchase Price allocated to the covenant not to compete set forth in this Section 8.1 pursuant to Section 10.1 below shall not be considered in any proceeding to enforce or otherwise with respect to this covenant not to compete, including, without limitation, as evidence of adequacy or inadequacy of consideration therefor or as evidence of the amount of damages for any violation thereof (it being agreed that the covenant not to compete set forth in this Section 8.1 is integral to the transactions contemplated by this Agreement and the Buyer’s willingness to proceed with such transactions and that the Seller and the Parent shall not assert that the Purchase Price is severable in any such proceeding with respect to this covenant not to compete).

(d) If any provision of this Section 8.1 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

Section 8.2 Change of Name. As soon as practicable after the Closing Date, the Seller and the Parent shall take all action necessary to change the corporation name of the Seller to a name that is not (and that is not confusingly similar to) “Gryphics,” it being the intent of the parties hereto that from and after the Closing Date, the Buyer will have the sole and exclusive right as against the Seller and all other Persons to conduct business under such names and that the Buyer may commence doing so at time of the Closing.

The Buyer and the Buyer Affiliate covenant as follows:

Section 8.3 Access to Books and Records. After the Closing Date, the Buyer, the Buyer Affiliate and their respective Affiliates shall retain the Files and Records for a period consistent with their respective record-retention policies and practices and, for at least six years after the Closing Date, shall not dispose of or destroy the Files and Records without first providing an offer, on a commercially reasonable basis, to surrender such Files and Records to Seller. In order to facilitate the resolution of any claims made by or against or incurred by the Parent or the Seller with respect to the period prior to the Closing financial or tax reporting and legal obligations of the Seller, the Parent or their Affiliates, after the Closing, upon reasonable notice, the Buyer and the Buyer Affiliate shall, and shall cause their Affiliates to: (i) afford the Parent and its representatives reasonable access, during normal business hours, to the Files and Records maintained by the Buyer, (ii) furnish to the Parent, the Seller and their representatives such additional financial and other information regarding the Purchased Assets and the Business as the Parent or the Seller may from time to time reasonably request in connection with the fulfillment of such obligations by the Parent and the Seller and (iii) make available to the Parent and the Seller, the employees of the Buyer, the Buyer Affiliate or any of their respective Affiliates whose assistance, testimony or presence is necessary to assist the Parent and the Seller in evaluating any such claims and in defending such claims, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall be conducted in a manner so as not to interfere unreasonably with any of the businesses or operations of the Buyer, the Buyer Affiliate or their Affiliates.

Section 8.4 Short-Term License. Subject to the terms and conditions of this Agreement, and provided that the Closing occurs, the Parent grants to the Buyer as of the Closing Date and the Buyer accepts a limited, non-exclusive, non-transferable, non-sublicenseable, short term license to use the name or mark “Cascade” or “Cascade Microtech” and all variations and derivatives thereof in connection with the transition of the Business to the Buyer, solely on the supply of business cards, stationery and other materials that include such marks existing on the Closing Date and included in the Purchased Assets acquired by the Buyer. The Buyer shall use commercially reasonable efforts to cease using, and shall use commercially reasonable efforts to procure new business cards, stationery and such other materials and otherwise cause its Affiliates to cease using, the name or mark “Cascade” or “Cascade Microtech” and all variations and derivatives thereof on or before the date that is 30 days after the Closing Date. In no event will the foregoing license extend beyond the date that is 90 days following the Closing Date. All use of such names and marks by the Buyer shall inure to the benefit of the Parent.

ARTICLE IX

EMPLOYEES AND EMPLOYEE PLANS.

Section 9.1 Offer of Employment. Schedule 9.1(a) hereto sets forth a true and complete list of all individuals who are employees of the Seller as of the date hereof (“Listed Employees”), including their current position with the Seller and their current salary and bonus arrangement, exempt status, location of employment, hire date, job title, union representation (if any), accrued benefits, and full- or part-time status under all applicable federal and state laws. Seller shall terminate all of its employees effective as of the Closing. The Buyer shall offer to hire, effective as of the Closing Date, each Listed Employee designated by the Buyer on Schedule 9.1(b) on terms and conditions determined by the Buyer in its sole discretion. All such employment offers to be made by the Buyer shall be made on or prior to the Closing Date, subject to consummation of the Closing. The employees who accept such offers of employment shall be referred to herein as “Transferred Employees” and shall become employees of the Buyer as of the Closing Date.

Section 9.2 Employee Benefits. Effective as of the Closing, the Transferred Employees shall cease to be covered by life insurance, disability and other welfare portions of the Plans. Effective as of September 30, 2011, the Transferred Employees shall cease to be covered by the medical, dental and vision portions of the Plans. Seller shall retain responsibility for and continue to pay (i) all life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing and (ii) all medical, dental and vision plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his covered dependents prior to September 30, 2011. Expenses and benefits with respect to claims with respect to the life insurance, disability and other welfare portions of the Plans incurred by Transferred Employees or their covered dependents on or after the Closing shall be the responsibility of Buyer. Expenses and benefits with respect to claims with respect to the medical, dental and vision portions of the Plans incurred by Transferred Employees or their covered dependents on or after September 30, 2011 shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted). After the Closing, the Transferred Employees shall participate in the employee benefit plans, programs, policies and arrangements of the Buyer in accordance with the terms thereof generally applicable to employees of the Buyer; provided that Transferred Employees shall participate in medical, dental and vision plans of the Buyer in accordance with the terms thereof generally applicable to employees of the Buyer only after September 30, 2011.

Section 9.3 COBRA. Seller and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part shall be responsible for making available, to the extent required by COBRA, continued medical coverage under their group health plans to those current and former employees of the Seller who are “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions described herein (but only with respect to “qualifying events” (within the meaning of the COBRA) incurred by such employees with respect to such plans on or prior to the Closing Date or otherwise in connection with the transactions described herein.

Section 9.4 WARN. Seller shall be solely responsible for obligations (including notice) under the Workers Adjustment and Retraining Notification Act of 1988 (and any similar state law or other applicable law) that arise based in any part on events that occur prior to, on or after the Closing.

Section 9.5 Liability. Other than as provided in Section 9.2 hereof, neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Transferred Employee or other present or former employee of the Seller or their respective Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person’s employment with the Seller or its Affiliates or the termination of such employment prior to the Closing Date.

Section 9.6 Rights. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of the Seller or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

ARTICLE X

TAXES.

Section 10.1 Allocation. The Purchase Price (as determined for U.S. federal income tax purposes, including any Assumed Liabilities that are required to be treated as part of the Purchase Price for U.S. federal income tax purposes) shall be determined by the Buyer within sixty (60) days after the Closing Date, and the Buyer shall notify the Seller of same in writing within such (60) day period (the “Allocation Statement”). The Buyer and the Seller shall attempt to resolve any disputes with respect to those amounts within ten (10) days of the Seller’s delivery of the Allocation Statement. If the Buyer and the Seller are unable to resolve any disputes within such ten (10) day period, the matters in dispute shall be submitted to the Independent Accounting Firm. The decision of the Independent Accounting Firm shall be conclusive and binding upon the Buyer and the Seller. Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Allocation Statement), the Buyer shall prepare, in consultation with the Seller, those statements or forms (including Form 8594 if available) required by Section 1060 of the Code and the Treasury regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of Purchase Price. Such statements or forms shall be filed by the parties with their respective federal income tax returns as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed. If the Buyer and the Seller are unable to resolve any disputes with respect to such statements or forms, the matters in dispute shall be submitted to the Independent Accounting Firm. The decision of the Independent Accounting Firm shall be conclusive and binding upon the Buyer and the Seller. All expenses and disbursements of the Independent Accounting Firm pursuant to this Section 10.1 shall be shared equally by the Buyer and the Seller.

Section 10.2 Indemnification Payments. Any indemnification payments made pursuant to Section 11.2 or Section 11.4 shall constitute a purchase price adjustment for Tax purposes.

Section 10.3 Proration of Real and Personal Property Taxes. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Property for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer based on the number of days of such taxable period on or prior to the Closing Date, for which the Seller shall be liable, and the number of days of such taxable period after the Closing Date, for which the Buyer shall be liable. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

ARTICLE XI

SURVIVAL; INDEMNIFICATION.

Section 11.1 Survival. Each of the representations and warranties contained in any of the Transaction Documents shall survive the Closing for a period terminating on September 30, 2012 (the “Representation Termination Date”), provided, however, that (a) Specified Representations and Warranties shall survive for the applicable statute of limitations (including any extensions and waivers) and (b) Fundamental Representations and Warranties shall survive indefinitely. All covenants and agreements contained in this Agreement shall survive until performed in accordance with their terms. No claim for indemnification can be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 11.1. Notwithstanding anything to the contrary in this Section 11.1, any representation or warranty that would otherwise terminate in accordance with the indemnification provisions of this Section 11.1 will continue to survive if a written notice for a claim for indemnification with respect thereto shall have been timely given under this Article XI on or prior to the expiration of the applicable survival period set forth above until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI, but only with respect to matters described in such notice.

Section 11.2 Indemnification by the Seller and the Parent. Notwithstanding the Closing or the delivery of the Purchased Property, the Seller and the Parent shall, jointly and severally,

indemnify and fully defend, save and hold the Buyer, Buyer Affiliate, any Affiliate of the Buyer and Buyer Affiliate and their respective stockholders, partners, members, directors, officers and employees (collectively, the “Buyer Indemnitees”), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Seller, the Parent and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Buyer Losses”) arising out of or resulting from any and all the following:

(a) any untruth or inaccuracy in any representation of the Seller or the Parent or the breach of any warranty of the Seller or the Parent contained in the Transaction Documents;

(b) any failure of the Seller or the Parent duly to perform or observe any term, provision, covenant, agreement contained in the Transaction Documents on the part of the Seller or the Parent to be performed or observed; or

(c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to any Excluded Liability or Retained Asset.

Section 11.3 Limitations on Indemnification by the Seller and the Parent.

(a) Except with respect to fraud and willful breach, (i) the obligation of the Seller and the Parent to indemnify the Buyer under Section 11.2(a) shall not apply until the aggregate of all Buyer Losses exceeds $50,000, at which point the Seller and the Parent shall be liable to indemnify the Buyer Indemnitees for all of such Buyer Losses, and (ii) the maximum aggregate amount for which the Seller and the Parent shall be liable to all Buyer Indemnitees taken together for all Buyer Losses pursuant to Section 11.2(a) shall not exceed an amount equal to $225,000.

(b) For purposes of calculating the amount of Buyers Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to “material” or “Material Adverse Effect” shall be disregarded.

Section 11.4 Procedures for Indemnification by the Seller. If any suit, action, investigation, claim or proceeding (a “Proceeding”) is begun, made or instituted by a third party as a result of which the Seller or the Parent may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give prompt, written notice to the Seller and the Parent. The failure to give such prompt, written notice shall not, however, relieve Parent and Seller of their indemnification obligations, except and only to the extent that defense of the Proceeding is prejudiced by reason of such failure. The Seller and the Parent agree to defend, contest or otherwise protect the Buyer Indemnitee against any Proceeding at their sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee’s choice and shall in any event cooperate with and assist the Seller and the Parent to the extent reasonably possible. If the Seller or the Parent fail timely to defend, contest or otherwise protect against such Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover, subject to Section 11.3 and any other limitations herein, the entire cost thereof from the Seller and the Parent, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Seller and the Parent shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Buyer. If the Seller and/or the Parent assume the defense of any Proceeding, (a) no compromise or settlement of such claims may be effected by the Seller or the Parent without the Buyer Indemnitee’s consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no adverse effect as to any Buyer Indemnitee on any other claims that may be made against the Buyer Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Seller and the Parent; and (b) the Buyer Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

Section 11.5 Indemnification by the Buyer. Notwithstanding the Closing, the Buyer and Buyer Affiliate shall, jointly and severally, indemnify and fully defend, save and hold the Seller and the Parent and their respective stockholders, partners, members, directors, officers and employees (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Buyer, the Buyer Affiliate and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Seller Losses”) arising out of or resulting from any and all the following:

(a) any untruth or inaccuracy in any representation of the Buyer or Buyer Affiliate or the breach of any warranty of the Buyer or Buyer Affiliate contained in the Transaction Documents;

(b) any failure of the Buyer or Buyer Affiliate duly to perform or observe any term, provision, covenant, agreement contained in the Transaction Documents on the respective part of the Buyer or Buyer Affiliate to be performed or observed; or

(c) any Assumed Liability.

Section 11.6 Limitations on Indemnification by the Buyer and Buyer Affiliate.

(a) With respect the obligations of Buyer and Buyer Affiliate under Section 11.5, (i) the obligation of the Buyer and Buyer Affiliate to indemnify the Seller Indemnities under Section 11.5(a) shall not apply until the aggregate of all Seller Losses exceeds $50,000, at which point the Buyer and Buyer Affiliate shall be liable to indemnify the Seller Indemnitees for all of such Seller Losses (provided that such limitation shall not apply to any obligations of the Buyer and Buyer Affiliate under Article 3), and (ii) the maximum aggregate amount for which the Buyer and Buyer Affiliate shall be liable to all Seller Indemnitees taken together for all Seller

Losses pursuant to Section 11.5(a) (provided that such limitation shall not apply to any obligations of the Buyer and Buyer Affiliate under Article 3) shall not exceed $225,000.

(b) For purposes of calculating the amount of Seller Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to “material” shall be disregarded.

Section 11.7 Procedures for Indemnification by the Buyer and the Parent. If a Proceeding is begun, made or instituted by a third party as a result of which the Buyer or Buyer Affiliate may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give prompt, written notice to the Buyer. The failure to give such prompt, written notice shall not, however, relieve Buyer and the Buyer Affiliate of their indemnification obligations, except and only to the extent that defense of the Proceeding is prejudiced by reason of such failure. The Buyer and Buyer Affiliate agree to defend, contest or otherwise protect the Seller Indemnitee against any Proceeding at their sole cost and expense. The Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller Indemnitee’s choice and shall in any event cooperate with and assist the Buyer and Buyer Affiliate to the extent reasonably possible. If the Buyer fails timely to defend, contest or otherwise protect against such Buyer Proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover, subject to Section 11.6 and any other limitations herein, the entire cost thereof from the Buyer and Buyer Affiliate, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Buyer Proceeding, and the Buyer and Buyer Affiliate shall be bound by any determination made in such Buyer Proceeding or any compromise or settlement effected by the Seller Indemnitee. If the Buyer or Buyer Affiliate assumes the defense of any Buyer Proceeding, (a) no compromise or settlement of such claims may be effected by the Buyer or Buyer Affiliate without the Seller Indemnitee’s consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no adverse effect as to any Seller Indemnitee on any other claims that may be made against the Seller Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Buyer or Buyer Affiliate; and (c) the Seller Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

Section 11.8 Exclusive Remedies. Subject to Section 8.1(c) and Section 13.12 and any provisions in the other Transaction Documents providing for specific performance, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, or in the Transaction Documents, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 11.

ARTICLE XII

CONDITIONS TO CLOSING.

Section 12.1 Conditions to the Obligations of the Seller and the Parent. The obligations of the Seller and the Parent to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller and the Parent in their sole discretion:

(a) Representations and Warranties of the Buyer. All representations and warranties made by the Buyer and Buyer Affiliate in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer and Buyer Affiliate on and as of such date, and the Seller and the Parent shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer and the Buyer Affiliate, respectively, to that effect.

(b) Performance of the Obligations of the Buyer. The Buyer and Buyer Affiliate shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Seller and the Parent shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer and the Buyer Affiliate, respectively, to that effect.

(c) Consents and Approvals. All consents, waivers, authorizations and approvals of and notices to any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of the Transaction Documents as set forth on Schedule 12.1(c) shall have been duly obtained and shall be in full force and effect on the Closing Date and shall otherwise be satisfactory to the Seller and the Parent.

(d) No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

(e) Buyer Closing Documents. The Buyer and Buyer Affiliate shall have delivered to the Seller contemporaneously with the execution and delivery of this Agreement (except for the certificate referenced in Section 12.1(e)(viii) which shall be delivered on the Closing Date) the following documents:

(i)

with respect to the Buyer and Buyer Affiliate, a copy of the resolutions duly adopted by their respective Board of Directors (or equivalent managing body) authorizing the execution, delivery and performance of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date, certified by an officer of the Buyer;

(ii)	a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of the Buyer’s formation as to the good standing of the Buyer in such jurisdiction;

(iii)	the Assignment and Assumption Agreement executed by the Buyer;

(iv)	the Lease Assignment and Assumption Agreement executed by the Buyer;

(v)	the Laboratory Agreement executed by the Buyer;

(vi)	the Agreement on Licenses executed by the Buyer;

(vii)	copies of the consents, waivers and approvals specified on Schedule 12.1(c);

(viii)	the certificate referenced in Section 12.1(a) and (b); and

(ix)	such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Seller shall reasonably request.

(f) Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Seller and the Parent.

Section 12.2 Condition to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

(a) Representations and Warranties of the Seller and the Parent. All representations and warranties made by the Seller and the Parent in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller and the Parent on and as of such date, and the Buyer shall have received from the Seller and the Parent a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the chief financial officer of the Seller and the Parent to that effect with respect to the Seller.

(b) Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received from the Seller a certificate dated the Closing Date and signed by the Chairman of the Board or President and the chief financial officer of the Seller to that effect with respect to the Seller.

(c) Consents and Approvals. All consents, waivers, authorizations and approvals of and notices to any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of the Transaction Documents as set forth on Schedule 12.2(c) shall have been duly obtained and shall be in full force and effect on the Closing Date and shall otherwise be satisfactory to the Buyer.

(d) No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

(e) Seller Closing Documents. The Seller shall have delivered to the Buyer contemporaneously with the execution and delivery of this Agreement (except for the certificate referenced in Section 12.2(e)(x) which shall be delivered on the Closing Date) the following documents:

(i)	with respect to the Seller, a copy of the resolutions duly adopted by the Seller’s Board of Directors and stockholders authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date, certified by an officer of the Seller;

(ii)	a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of the Seller’s incorporation as to the good standing of the Seller in such jurisdiction;

(iii)	the Files and Records forming a part of the Purchased Property;

(iv)	such bills of sale, special warranty deeds, assignments of leases and all other instruments of conveyance that are necessary to effect the purchase and sale of the Purchased Property, including the Assignment and Assumption Agreement;

(v)	the Assignment and Assumption Agreement executed by the Seller;

(vi)	the Lease Assignment and Assumption Agreement executed by the Parent, together with any applicable consents or waivers provided by the applicable landlord in connection therewith;

(vii)	the Laboratory Agreement executed by the Parent;

(viii)	the Agreement on Licenses executed by the Parent;

(ix)	copies of the consents, waivers and approvals specified on Schedule 12.2(c);

(x)	the certificate referenced in Section 12.2(a) and (b);

(xi)	an affidavit of the Seller in accordance with Section 1445 of the Code and such documentation as shall be required to comply with the reporting requirements of Section 1099-S of the Code;

(xii)	such other documents relating to the transactions contemplated by the Transaction Documents as the Buyer reasonably requests; and

(xiii)	physical possession and control of the Purchased Property.

(f) Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Seller in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

ARTICLE XIII

MISCELLANEOUS.

Section 13.1 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that the Buyer may assign its rights hereunder to (a) any Affiliate of Buyer, (b) any Person who shall acquire substantially all of the assets of the Buyer or a majority in voting power of the capital stock of the Buyer (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) and (c) any lender of the Buyer (or any agent thereof) for security purposes. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 13.2 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof that would cause the laws of any jurisdiction other than the State of Delaware to be applied. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the federal and state courts located in New Castle County, Delaware.

Section 13.3 Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. No fees or expenses of the Seller incurred with the transaction contemplated herein shall be included in the Assumed Liabilities. The Seller shall pay all state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

Section 13.4 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 13.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller or the Parent:

Cascade Microtech, Inc.

9100 S.W. Gemini Drive

Beaverton, Oregon 97008:

Attention: Chief Financial Officer

Facsimile: ((503)) 601-1002

Copy to:

Perkins Coie LLP

1120 N.W. Couch Street Portland, Oregon 97209:

Attention: Neil Nathanson

Facsimile: (503) 727-2222

If to the Buyer:

R&D Circuits

3601 So. Clinton Avenue

South Plainfield, NJ 07080

Attention: James V. Russell

Facsimile: (732) 549-1388

Copy to:

Guardian Capital Partners

353 W. Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Scott D. Evans

Facsimile: (610) 465-8900

and

Duane Morris LLP

30 S. 17th Street

Philadelphia, Pennsylvania 19103

Attention: John M. Coogan, Jr., Esq.

Facsimile: (215) 689-1990

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 13.6 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 13.7 Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning the transactions contemplated by the Transaction Documents without the prior written approval of the other parties unless a press release or public amendment is required by law, other than Parent’s publication after Closing of a press release and Form 8-K substantially in the form provided to Buyer prior to the signing of this Agreement. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 13.8 Entire Agreement. This Agreement and the Exhibits hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 13.9 Parties in Interest. Except as expressly set forth herein, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, the Parent, the Buyer and the Buyer Affiliate, and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller, the Parent, the Buyer or the Buyer Affiliate.

Section 13.10 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 13.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

R&D SOCKETS, INC.

By:
Name: James V. Russell
Title: Chief Executive Officer

R&D CIRCUITS HOLDINGS LLC

By:
Name: James V. Russell
Title: Chief Executive Officer

GRYPHICS INC.

By:
Name:
Title:

CASCADE MICROTECH, INC.

By:
Name:
Title: